Exhibit 10.2
Execution Version
April 28, 2026
Nancy Austin
Via Email
Dear Nancy,
This letter agreement (this “Agreement”) sets forth the terms and conditions of the transition and separation of your employment with Matrix Service Company, a Delaware corporation (the “Company”), effective as of May 7, 2026 (the “Separation Date”).
1.Transition and Separation. You acknowledge and agree that (a) your employment with the Company will end on the Separation Date, (b) during the period beginning on the date hereof and ending on the Separation Date, you will continue to be employed by the Company as its Chief Administrative Officer on the same terms and conditions as in effect as of the date hereof, and will facilitate an orderly transition of your duties, and (c) by executing this Agreement, you hereby resign, effective as of the Separation Date, from your position of Chief Administrative Officer of the Company and from any and all offices and directorships that you hold with the Company and its subsidiaries (collectively, the “Company Group”). You agree to execute all instruments and take all actions, at the Company’s cost and expense, to evidence and/or effectuate such resignations.
2.Separation Benefits. If you satisfy all of the Conditions (as defined in Section 3), then you will receive the payments and benefits set forth in this Section 2 (collectively, the “Separation Benefits”).
a.Within 14 days following the Effective Date (as defined in Section 3), you will receive a lump sum cash payment in the amount of $608,345, which amount is equal to 150% of your General Severance Compensation (as defined in Section 1.1.18 of the 2021 Matrix Service Company Severance Plan for Executives, as amended and restated as of May 2, 2022 (the “Severance Plan”)).
b.If you timely elect COBRA continuation coverage following the Separation Date, then during the 18-month period immediately following the Separation Date, the Company will pay or reimburse you on a monthly basis for the cost of such coverage.
c.Your outstanding Company equity awards that were granted to you under the 2020 Stock and Incentive Compensation Plan (the “Equity Plan”) will be treated as set forth in this clause (c) (capitalized terms used but not defined in this clause (c) have the meanings assigned to them in the applicable award agreement). For clarity, the treatment of such equity awards is summarized in the table set forth in Exhibit A. In the event of any conflict between this clause (c) and Exhibit A, this clause (c) will control.
i.10,184 of the 23,613 Share-Based RSUs, in aggregate, that were granted to you on August 30, 2022, August 29, 2023, August 27, 2024 and August 27, 2025 will vest as of the Effective Date and will be settled in Shares on the dates determined in accordance with the applicable award agreements. For clarity, the remaining 13,429 of such 23,613 outstanding Share-Based RSUs will be forfeited on the Separation Date.
ii.10,184 of the 23,613 Cash-Based RSUs, in aggregate, that were granted to you on August 30, 2022, August 29, 2023, August 27, 2024 and August 27, 2025 will vest as of the Effective Date and will be settled in cash on the dates determined in accordance with the applicable award agreements. For clarity, the remaining 13,429 of such 23,613 outstanding Cash-Based RSUs will be forfeited on the Separation Date.
iii. The service condition applicable to the 27,860 Performance Units (at target) that were granted to you on August 29, 2023 will be deemed satisfied as of the Effective Date (the “Service Vested Performance Units”), and the Service Vested Performance Units will vest and be settled in Shares on the date determined in accordance with the applicable award agreement, to the extent that the applicable performance goals are satisfied in accordance with the applicable award agreement. For clarity, (A) to the extent that the Shareholder Return Goals are not satisfied for the Service Vested Performance Units as of the last day of the applicable performance period, such Service Vested Performance Units will be forfeited as of such last day, and (B) all 33,003 of the outstanding Performance Units that were granted to you on August 27, 2024 and August 27, 2025, in aggregate at target, will, in each case, be forfeited on the Separation Date.
3.You acknowledge and agree that the Company is providing you with the Separation Benefits only in exchange for the promises you made in this Agreement, and the Separation Benefits are not otherwise due to you.
4.Conditions. To receive the Separation Benefits, you must satisfy all of the conditions set forth in this Section 3 (collectively, the “Conditions”).
a.You must (i) sign and return this Agreement by no later than May 28, 2026 (but no earlier than the Separation Date) and (ii) not revoke this Agreement during the seven-day period immediately following the date that you sign this Agreement. If you timely sign and do not revoke this Agreement, then this Agreement will become effective on the eighth day after you sign this Agreement (such eighth day, the “Effective Date”).
b.You must comply with all the terms set forth in this Agreement, including, without limitation, the covenants set forth or referenced in Sections 12, 13, 14, 15 and 16 (collectively, the “Covenants”).
5.Release. By signing this Agreement, you hereby, for your own self and on behalf of your heirs, executors, administrators, and assigns, agree to and do hereby RELEASE, ACQUIT, WAIVE and FOREVER DISCHARGE (i) the Company Group; (ii) any past or present director, officer, employee or agent of the Company Group, in their individual and official capacities; (iii) the Company Group’s representatives, predecessors, successors-in-interest, and affiliated companies; and (iv) the present and former shareholders, agents, attorneys, fiduciaries, insurers, heirs, administrators, executors, successors and assigns of any of the foregoing entities and persons named in clauses (i), (ii) and (iii) and any other person, firm or corporation for which any of the foregoing entities and persons named in clauses (i), (ii) and (iii) may be legally responsible or which may be legally responsible for any of them (all collectively, the “Released Parties”), in each case, from any and all claims, liabilities, demands, and causes of action of whatsoever nature, accrued or unaccrued, known or unknown, fixed or contingent, which you may have or claim to have against any of the Released Parties occurring during, arising out of, or related to your employment and/or termination of employment with the Company and/or as a result of any other matter arising through the date of your signature on this Agreement. This release, acquittal, waiver and discharge includes, but is not limited to, claims arising under federal, state or local laws, whether equitable or legal, causes of action for breach of express or implied written or oral contract, promissory estoppel, tortious interference with contract, claims for personal injury or harm, negligence, intentional infliction of emotional injury, fraud, negligent misrepresentation, negligent supervision, libel, slander, sexual orientation or preference discrimination, race or color discrimination, invasion of privacy, religious discrimination, sex or gender discrimination, national origin discrimination, harassment, wrongful termination, violations of the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, the Oklahoma Anti-Discrimination Act, violations of the Worker Adjustment and Retraining Notification (WARN) Act, violations of Title VII of the Civil Rights Act 1964, violations of the Civil Rights Act of 1866 (42 U.S.C. § 1981), violations of the Genetic Information Nondiscrimination Act, violations of the Occupational Safety and Health Act, violations of the National Labor Relations Act, violations of the Americans with Disabilities Act, violations of the Family Medical Leave Act, violations of Fair Labor Standards Act or Equal Pay Act violations, violations of the Fair Credit Reporting Act, violations of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or the Employee Retirement Income Security Act of 1974, and any similar federal, state, and local laws, worker’s compensation violations, retaliation for exercise of protected rights, employee health or disability benefit compensation violations, disability or handicap discrimination, loss of consortium, mental anguish, pain and suffering, lost past or future wages, lost past or future bonuses or commissions, vacation or sick pay, pension benefits, costs, punitive or exemplary damages, attorney’s fees, and pre- or post-judgment interest.
6.Forfeiture and Recovery of Separation Benefits. If you, or anyone acting on your behalf, breaches in any material respect any representation or any obligation under this Agreement, including without limitation the Covenants, the Company may, in addition to any other legal or equitable remedies it may have, terminate all Separation Benefits not yet paid or provided to you and recover all Separation Benefits previously paid or provided to you.
7.Exclusions. Excluded from this Agreement are any claims or rights which cannot be waived by law. Also excluded from this Agreement is your right to file for workers’ compensation or unemployment compensation or unpaid wages or vested benefits that are due, as well as your right to file a charge with an administrative agency or participate in any agency investigation.
8.Acknowledgments. You represent that, as of the date you sign this Agreement: (a) you have not filed a lawsuit in any court against any Released Party with respect to the claims you are releasing in Section 4; (b) you have not assigned your right to bring the claims you are releasing in Section 4; and (c) you will not knowingly provide false testimony regarding matters within your personal knowledge. Nothing in this Section 7 limits your rights under Section 6 (Exclusions), including the right to file a charge or complaint with, communicate with, or participate in an investigation or proceeding conducted by, any federal, state, or local governmental agency, or to provide information protected by whistleblower laws.
9.Advised to Seek Consultation. You understand that Section 4 above includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. You understand that this Agreement does not waive rights or claims that arise after the date that you execute this Agreement. Further, you are advised to consult with legal counsel regarding this Agreement.
10.Consideration Period. You acknowledge that you have had adequate time to review and consider this Agreement, and, as a result, enter into this Agreement willingly and voluntarily. You acknowledge that you have had at least 21 days after the date that you received this Agreement to review and consider this Agreement.
11.Revocation Period. You understand that you have a period of seven days after the date that you execute this Agreement during which you may notify the Company that you revoke this Agreement. If you decide to revoke this Agreement, notice of revocation must be made in writing and sent by email to David Miller at david.miller@matrixservicecompany.com, and received prior to the expiration of the seven-day revocation period. This Agreement will not become effective until after the revocation period expires. If you revoke this Agreement, you will not receive any of the Separation Benefits. If you timely execute and do not revoke this Agreement, then this Agreement, including your entitlement to the Separation Benefits, will become effective on the eighth day after you execute this Agreement.
12.Agreement Not to Sue. You agree not to file or maintain any lawsuit against any Released Party asserting any claim that is released under Section 4 of this Agreement; provided, however, that nothing in this Agreement prohibits you from (a) bringing an action to enforce this Agreement, (b) filing a charge or complaint with, communicating with, or participating in any investigation or proceeding by, any federal, state, or local governmental agency as permitted by Section 6, or (c) exercising any rights that cannot be waived by law.
13.Affirmation of Non-Solicitation of Employees. You acknowledge and agree that you are bound by, and will abide by, the non-solicitation of employees set forth in each of the award agreements referenced in Section 2(c).
14.Confidential Information and Trade Secrets.
a.You agree that you will not, unless required or otherwise permitted by law, disclose or divulge to any other person or entity, directly or indirectly, any confidential records or information regarding the Company Group, including but not limited to the following: (i) practices, policies and or procedures; (ii) trade secrets; (iii) customer names; (iv) any information regarding existing or prospective future business, planning, or development; (v) contracts or proposed contracts; (vi) financial information; (vii) staffing or personnel utilization; (viii) salary or wage levels; (ix) privileged communications; and (x) other information deemed confidential or proprietary not herein listed. You agree that you will not, except as permitted by Section 13(b), Section 6, or as otherwise required by law, disclose the Company Group’s confidential information or trade secrets. By no later than the Separation Date (or such later date as the Company may agree in writing), you will return to the Company all Company Group property in your possession or control that the Company has requested in writing, including any Company-issued devices, documents, and physical materials. To the best of your knowledge, after a reasonable search, you will not knowingly retain any confidential information or trade secrets of the Company Group in your possession or control, whether in hard copy or electronic form, other than (i) personal contact information maintained in your personal address book/calendar, (ii) documents needed to administer your benefits or tax matters, and (iii) materials retained by your attorney solely for purposes of advising you regarding this Agreement, each of which shall remain subject to confidentiality obligations. The Company shall not delay payment of the Separation Benefits for immaterial or inadvertent failures to return property. If the Company reasonably believes, in good faith, that you have failed to return material Company Group property, the Company will provide written notice identifying the items in reasonable detail, and you will have 10 business days after receipt of such notice to return such items or confirm in writing that you do not have them. Payment of Separation Benefits may be delayed only during such 10-business day cure period, and only with respect to amounts not yet due to be paid at the time notice is provided.
b.The Company and you agree that it will not be a violation of this Agreement for you to disclose a trade secret in any of the following cases: (i) where disclosure is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) where disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) where disclosure is to your attorney who is representing you in a claim that the Company retaliated against you for reporting a suspected violation of law. You and your attorney may use the trade secret information in the court proceeding without violating this Agreement, only if any document containing the trade secret is filed under seal and you or your attorney does not disclose the trade secret, except pursuant to court order.
15.Non-Disparagement. You agree not to make negative comments or otherwise disparage any member of the Company Group or any of their respective officers, directors, executives, shareholders or agents. The Company agrees to instruct the Company’s Board of Directors, executive officers and designated HR/Communications leadership not to make negative comments or otherwise disparage you. The foregoing will not be violated by truthful statements by you, or by the Company’s Board of Directors, executive officers or designated HR/Communications leadership in response to legal process or required governmental testimony or filings. Each party, in addition to any other rights or remedies contained herein, shall have all legal or equitable remedies available to it by law for any beach or this Section 14.
16.Cooperation. For a period of 24 months following the Separation Date (or such longer period as required by subpoena or other compulsory legal process), you will provide reasonable cooperation to the Company Group and its counsel in connection with any third-party claim, litigation, audit, or other judicial, arbitral, or governmental proceeding that is material to the Company Group and that relates to matters within your personal knowledge from your employment. The Company will provide reasonable advance notice of requested cooperation and will make reasonable efforts to schedule any requests at mutually convenient times, taking into account your personal and professional obligations. The Company will reimburse your reasonable out-of-pocket expenses incurred in providing such cooperation and will also compensate you for your time at a mutually agreed rate per hour for time spent at the Company’s request, excluding time required to comply with legal process served directly on you. Nothing in this Section 15 requires you to waive any applicable privilege or to disclose confidential information of a subsequent employer.
17.Confidentiality of Agreement. You agree to keep the terms of this Agreement confidential, except that you may disclose them to your spouse, attorney, tax advisor, or as otherwise required by law. You agree to instruct any person to whom you disclose the terms under this Section 16 to keep such terms confidential. You will not be responsible for a disclosure by such person unless you authorized the disclosure in violation of this Section 16 or failed to so instruct such person.
18.Withholding Taxes. The Company may withhold from the Separation Benefits all federal, state, local, domestic and foreign taxes as shall be required pursuant to any law or governmental ruling or regulation as reasonably determined by the Company.
19.Non-Admissions. The fact and terms of this Agreement, and the furnishing of consideration for this Agreement, are not an admission by the Company Group of liability or other wrongdoing under any law, but rather such liability is expressly denied. You acknowledge that the parties contemplate an unequivocal, complete and final dissolution of the employment relationship.
20.Severability. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
21.Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to your transition, separation, and the Separation Benefits, and supersedes any prior agreements or understandings between the parties solely to the extent they relate to such subject matter; provided, however, that (i) your equity awards shall continue to be governed by the Equity Plan and the applicable award agreements, except as expressly modified by Section 2(c)

and Exhibit A; (ii) any rights you may have under the Company’s certificate of incorporation, bylaws, or any separate indemnification agreement (including rights to advancement of expenses and directors’ and officers’ insurance coverage) are not waived or limited by this Agreement; and (iii) the restrictive covenants (including, without limitation, non-solicitation) contained in your equity award agreements remain in full force and effect in accordance with their terms, except to the extent modified by this Agreement. The Company represents that current copies of its certificate of incorporation and bylaws, each as amended to date, and any directors’ and officers’ insurance policy that covers you, have been made available to you.
22.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, successors, personal representatives and legal representatives and (b) any successor of the Company.
23.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving any effect to the conflict of laws provisions thereof.
24.[Signature page follows]

25.If you accept and agree to the terms herein, within the time frame described in this Agreement, please sign on the appropriate line below and return by email to me at david.miller@matrixservicecompany.com.
26.Sincerely,
27.
28.__________________________________
29.David Miller
30.General Counsel
31.
32.BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH A LEGAL ADVISOR OF MY CHOICE, THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT, THAT I UNDERSTAND THE TERMS OF THIS AGREEMENT, AND THAT I VOLUNTARILY AGREE TO THE TERMS OF THIS AGREEMENT.
33.
34.______________________________________
35.Nancy Austin
36.______________________________________
37.Date
38.
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40.
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43.
44.[Signature Page to Separation Agreement]

EXHIBIT A
EQUITY AWARD TREATMENT SUMMARY
Share-Based RSUs

Grant Date	Shares Outstanding	Scheduled Vesting Date	Treatment
8/30/22	2,576	8/30/26	Fully vest on Effective Date
8/29/23	3,482	8/29/26	Fully vest on Effective Date
8/29/23	3,482	8/29/27	Forfeited on Separation Date
8/27/24	2,429	8/27/26	Fully vest on Effective Date
8/27/24	2,429	8/27/27	Forfeited on Separation Date
8/27/24	2,428	8/27/28	Forfeited on Separation Date
8/27/25	1,697	8/27/26	Fully vest on Effective Date
8/27/25	1,697	8/27/27	Forfeited on Separation Date
8/27/25	1,697	8/27/28	Forfeited on Separation Date
8/27/25	1,696	8/27/29	Forfeited on Separation Date

Cash-Based RSUs

Grant Date	Units Outstanding	Scheduled Vesting Date	Treatment
8/30/22	2,576	8/30/26	Fully vest on Effective Date
8/29/23	3,482	8/29/26	Fully vest on Effective Date
8/29/23	3,482	8/29/27	Forfeited on Separation Date
8/27/24	2,429	8/27/26	Fully vest on Effective Date
8/27/24	2,429	8/27/27	Forfeited on Separation Date
8/27/24	2,428	8/27/28	Forfeited on Separation Date
8/27/25	1,697	8/27/26	Fully vest on Effective Date
8/27/25	1,697	8/27/27	Forfeited on Separation Date
8/27/25	1,697	8/27/28	Forfeited on Separation Date
8/27/25	1,696	8/27/29	Forfeited on Separation Date

Performance Units

Grant Date	Units Outstanding (Target)	Scheduled Service Vesting Date	Treatment
8/29/23	27,860	8/29/26	Service condition fully met on Effective Date

8/27/24	19,430	8/27/27	Forfeited on Separation Date
8/27/25	13,573	8/27/28	Forfeited on Separation Date

516437947.89